UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
(X) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
(X) Form 3 Holdings Reported
(X) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   THAYER, ROBERT E.

   28601 CLEMENS ROAD
   WESTLAKE, OH  44145
   U.S.A.
2. Issuer Name and Ticker or Trading Symbol
   NORDSON CORPORATION - NDSN

3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   NOVEMBER 3, 1996
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   VICE PRESIDENT - RETIRED
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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COMMON STOCK                 |7/1/96|I   |424               |A  |           |(1)                |      |401(k) PLAN                |
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COMMON STOCK                 |      |    |                  |   |           |37,675  (2)        |D     |                           |
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COMMON STOCK                 |12/2/9|G   |715               |A  |           |                   |      |                           |
                             |5     |    |                  |   |           |                   |      |                           |
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COMMON STOCK                 |      |    |                  |   |           |18,546  (3) (4)    |I     |BY SPOUSE                  |
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(1)  Intra-Plan transfer unde|      |    |                  |   |           |                   |      |& CHILDREN                 |
r the Company's 401(k) Plan. |      |    |                  |   |           |                   |      |                           |
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(2)  Includes 1,696 shares th|      |    |                  |   |           |                   |      |                           |
rough the Company's ESOP Plan|      |    |                  |   |           |                   |      |                           |
 .                            |      |    |                  |   |           |                   |      |                           |
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       Includes 694 shares th|      |    |                  |   |           |                   |      |                           |
rough the Company's Supp. ESO|      |    |                  |   |           |                   |      |                           |
p Plan.                      |      |    |                  |   |           |                   |      |                           |
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       Includes 2,415 shares |      |    |                  |   |           |                   |      |                           |
through the Company's 401(k) |      |    |                  |   |           |                   |      |                           |
Plan.                        |      |    |                  |   |           |                   |      |                           |
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(3)  Includes 96 shares throu|      |    |                  |   |           |                   |      |                           |
gh the Company's DRP Plan.   |      |    |                  |   |           |                   |      |                           |
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(4)  Reporting person disclai|      |    |                  |   |           |                   |      |                           |
ms beneficial ownership of th|      |    |                  |   |           |                   |      |                           |
ese securities.              |      |    |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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Explanation of Responses:
DATE
DECEMBER 6, 1996